Exhibit 23.3

Consent of Independent Auditors

Instructure Holdings, Inc.

Salt Lake City, Utah

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 pertaining to the 2021 Omnibus Incentive Plan and 2021 Employee Stock Purchase Plan of Instructure Holdings, Inc. of our report dated November 11, 2020, relating to the consolidated financial statements of Certica Holdings, LLC and Subsidiaries, which appears in Instructure Holdings, Inc.’s Amendment No. 2 to the Registration Statement on Form S-1 (No. 333-257473) and related Prospectus of Instructure Holdings, Inc. filed with the Securities and Exchange Commission.

/s/ CRR, LLP

Wakefield, Massachusetts

July 23, 2021